UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 7, 2008

VIRGIN MEDIA INC.

(Exact name of Registrant as specified in its charter)

Delaware	File No. 000-50886	59-3778427
(State of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

909 Third Avenue, Suite 2863, New York, New York 10022

(Address of principal executive offices) (Zip Code)

Registrant’s Telephone Number, including Area Code: (212) 906-8440

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

TABLE OF CONTENTS

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
Item 9.01 Financial Statements and Exhibits.
SIGNATURES

Item 5.02 (e) Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officer

On May 7, 2008, Virgin Media Limited (“VM Limited”), an indirect wholly owned subsidiary of Virgin Media Inc. (the “Company”), and the Company’s Chief Executive Officer (the “CEO”), Neil Berkett, entered into a service agreement (the “Service Agreement”) that supersedes the deed dated as of 11 August 2005 between ntl Group Limited and Mr. Berkett, as amended. A copy of the Service Agreement is attached as Exhibit 10.1 to this Current Report on Form 8-K and incorporated herein by reference.

Pursuant to the Service Agreement, VM Limited has agreed to provide Mr. Berkett with the following compensation and employee benefits:

•                  A base salary of £550,000 gross per year, effective 7 April 2008.

•                  A grant of 500,000 options at an exercise price equal to the mid-market value of the Company’s common stock on the date of grant, subject to five-year vesting. The options will vest 20% on each anniversary of the date of grant, the first vesting being one year after the date of grant. All unvested options will accelerate upon an acceleration event (as defined in the Virgin Media Inc.’s 2006 Stock Incentive Plan).

•                  A grant of 300,000 options at an exercise price equal to the mid-market value of the Company’s stock on the grant date. The options will vest if, during Mr. Berkett’s employment, the closing price per share of the Company’s stock equals or exceeds $20.42 (the “Threshold Amount”) for ten consecutive trading days. If the closing stock price per share does not achieve the Threshold Amount within five years of the date of grant, the options will lapse. The options will accelerate upon the occurrence of an acceleration event (as defined in the Virgin Media Inc.’s 2006 Stock Incentive Plan) only if the per share stock price paid in the transaction is equal to or above the Threshold Amount. Otherwise, the options will lapse.

•                  Mr. Berkett is eligible to participate in the Company’s bonus schemes and stock incentive plans, subject to the rules of such schemes and plans, as amended from time to time.

•                  Mr. Berkett is also eligible to participate in VM Limited’s group pension plan, health insurance and life insurance programs, policies and arrangements in accordance with the Company’s policies, as in effect from time to time.

•                  Mr. Berkett is entitled to receive a company car allowance of £12,500 per year and be reimbursed all the reasonable fuel expenses, both business and private, of a designated car, and all reasonable travel expenses, in accordance with VM Limited’s policies, as in effect from time to time.

Mr. Berkett’s employment pursuant to the Service Agreement is for an indefinite period terminable by VM Limited giving Mr. Berkett 30 days’ notice in writing or by Mr. Berkett giving to VM Limited 6 months’ notice in writing. Notwithstanding the preceding sentence, Mr. Berkett’s employment will automatically terminate when Mr. Berkett reaches age 65.

In the event that Mr. Berkett’s employment is terminated by VM Limited without cause or in connection with a change of control, Mr. Berkett will be entitled to a lump-sum payment equal to two times his base salary. If Mr. Berkett’s employment is terminated for cause, VM Limited will not be required to provide Mr. Berkett with advance notice or any severance payment.

Mr. Berkett shall not be entitled to any additional remuneration for serving on the Company’s board of directors or as an officer or director of any of the Company’s subsidiaries. The termination of Mr. Berkett’s employment as the Company’s CEO, for any reason, will automatically constitute his resignation as a director of the Company and as a director or officer of all subsidiaries of the Company.

Mr. Berkett is subject to customary non-competition, non-solicitation and non-poaching covenants during his employment and for twelve months following termination of his employment, as well as customary confidentiality and indemnification covenants.

The foregoing summary of the Service Agreement is qualified in its entirety by reference to the full text of the Service Agreement, which is attached as Exhibit 10.1 and incorporated by reference.

Item 9.01 Financial Statements and Exhibits

Exhibit 10.1            Service Agreement, dated as of May 7, 2008 between Virgin Media Limited and Neil Berkett.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: May 9, 2008	VIRGIN MEDIA INC.

	By:	/s/ Bryan H. Hall
Bryan H. Hall
Secretary

EXHIBIT INDEX

Exhibit	Description
10.1	Service Agreement, dated as of May 7, 2008 between Virgin Media Limited and Neil Berkett.